EXHIBIT 10.1
CONFIDENTIAL TREATMENT REQUESTED

THIS DOCUMENT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. REDACTED MATERIAL IS MARKED WITH A [****] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDMENT NO. FOUR
TO
AMENDED AND RESTATED
PRIVATE LABEL CREDIT CARD PLAN
AGREEMENT BETWEEN COMENITY BANK
AND
STAGE STORES, INC.
SPECIALTY RETAILERS, INC.

THIS AMENDMENT NO. FOUR (“Amendment No. 4”) to that certain AMENDED and RESTATED PRIVATE LABEL CREDIT CARD PLAN AGREEMENT entered into as of the 8th day of August, 2012 and effective as of the 1st day of August 2012 (“Agreement”) among Stage Stores, Inc. (“SSI”) and Specialty Retailers, Inc. (“SRI”) (with SSI and SRI hereinafter collectively referred to as “Stage”) and Comenity Bank (formerly known as World Financial Network Bank)
(“Bank”), is entered into by and between Bank and SSI on the 28th of March, 2016 (the “Amendment No. 4 Effective Date”).

WHEREAS, Stage and Bank previously entered into the Agreement pursuant to which, among other things, Stage requested Bank to, and Bank agreed to, extend credit to qualifying individuals in the form of private label open-ended credit card accounts for the purchase of Goods and/or Services from Stage through designated Sales Channels and to issue Credit Cards to qualifying individuals under the Stage Nameplates.

WHEREAS, SRI, the wholly owned operating subsidiary of SSI and currently the employer of all Stage employees, signed the Agreement solely for purposes of Section 13.1(a) of the Agreement, thereby agreeing that the Amended and Restated Private Label Credit Card Program Agreement dated March 5, 2004 by and among SSI, SRI and Bank was terminated in its entirety upon the full execution of the Agreement and thereby terminating SRI’s status as a separate party to the Agreement effective August 1, 2012.

WHEREAS, SSI and Bank entered into Amendment No. One to the Agreement effective as of February 1, 2013, Amendment No. Two to the Agreement effective as of February 13, 2014 and Amendment No. Three to the Agreement effective as of May 4, 2014.

WHEREAS, SSI and Bank now desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the terms and conditions hereof, and for other good and valuable consideration, the receipt of which is hereby mutually acknowledged by the parties, SSI and Bank agree as follows:

1.	Amendment and Restatement. As of the date hereof, Amendment No. Two and Amendment No. Three, including the schedules thereto, are terminated and replaced in their entirety by this Amendment No. 4.

2.
Definitions; References.     Capitalized terms not otherwise defined in this Amendment No. 4 are used herein as defined in the Agreement. Additionally, the definition of “Insert” in Section 1.1 is hereby deleted in its entirety and replaced with the following:

“‘Insert’ shall mean marketing inserts to be inserted into the Billing Statement or Credit Card mailer packages, including bangtails. Inserts shall also include electronic marketing materials included with electronic Billing Statements or emails.”

3.
Section 3.6(b) Credit Decisions - Special Credit Programs. Pursuant to Section 3.6(b) of the Agreement, Bank hereby agrees to make Available under the Plan the special credit programs described in Schedule 3.6(b)-1 attached hereto and Schedule 3.6(b)-2 attached hereto, subject to the terms and conditions contained therein.

4.
Section 3.7 - Floor Limits. Section 3.7 of the Agreement is hereby modified such that the floor limit shall be increased to [****] dollars ($[****]) and any reference to the [****] dollar ($[****]) floor limit within the Agreement shall be replaced with [****] dollars ($[****]).

5.	Section 3.8 - Servicing and Collections. Section 3.8(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
“Bank shall perform in compliance with Applicable Law (and shall bear all costs, including any increase in costs over the Term) all functions necessary to administer and service the Accounts, including but not limited to: application processing, making all necessary credit related decisions and investigations; notifying Applicants in writing of acceptance or rejection of credit under the Plan; delivery of Credit Cards, authorization and settlement of Purchases, preparing and delivering Billing Statements; making collections; handling Cardholder inquiries; communicating with cardholders via telephone and/or text message (to the extent that the Bank elects to do so); and processing payments.”

6.	Section 7.4 - Compliance with Law. Section 7.4 of the Agreement setting forth Stage’s obligation to comply with laws is hereby deleted in its entirety and replaced with the following:

“Compliance with Law. Any action taken by it or inaction (where it has a duty to act) in connection with the Plan, the Cardholder Loyalty Program, Bank, and/or the sales of Goods and/or Services shall be in compliance with all Applicable Law, except where the failure to comply, individually or in the aggregate, does not or will not have a material adverse effect on Stage, Bank, or the Plan and except for: (i) any actions or inaction taken by Stage at the written direction of the Bank; and/or (ii) any Applicable Law, each of which is related to the Credit Cards or Accounts if Bank has not advised Stage in writing of its obligations with respect thereto. Stage’s compliance with Applicable Law includes, but is not limited to, not engaging in: the sale of any illegal goods and/or services, the illegal sale of otherwise legal goods and/or services, and sales in violation of federal and state laws designed to prevent unlawful gambling.”

7.	Section 9.3 - Compliance with Law. Section 9.3 of the Agreement is hereby modified to add the following sentence to the end of the Section:

“The foregoing obligation shall include an action or inaction related to the Credit Cards or Accounts that the Bank, in writing, directs Stage to take.”

8.	Section 11.1 - Indemnification Obligations.

(a)	Subsection 11.1(a)(vii) is hereby deleted in its entirety and replaced with the following:

“Stage’s failure to comply with Applicable Law, except to the extent that the action or inaction taken by Stage related to the Credit Cards or Accounts was at the written direction of the Bank and/or such failure arises out of a compliance obligation for which Bank is responsible under this Agreement.”

(b)	Subsection 11.1(b)(vi) is hereby deleted in its entirety and replaced with the following:

“(1) Bank’s failure to comply with Applicable Law, except to the extent that such failure arises out of a compliance obligation for which Stage is responsible under this Agreement and/or (2) an action or inaction taken by Stage related to the Credit Cards or Accounts at the express written direction of Bank that fails to comply with Applicable Law; and”

9.
Counterparts; Effectiveness. This Amendment No. 4 may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of such counterparts shall together constitute one and the same instrument.

10.
General. This Amendment No. 4 shall not be changed, modified or amended except in writing and signed by both of the parties hereto. Except as specifically amended in this Amendment No. 4, the provisions of the Agreement, as amended, remain unaffected and in full force and effect. The provisions of this Amendment No. 4 shall prevail in the event of any conflict between the provisions hereof and the provisions of the Agreement.

IN WITNESS WHEREOF, SSI and Bank have executed this Amendment No. 4 in manner and form sufficient to bind them on the Amendment No. 4 Effective Date.

STAGE STORES, INC.	COMENITY BANK (formerly known as
WORLD FINANCIAL NETWORK
BANK)

By: /s/ Oded Shein	By: /s/ John J. Coane

Oded Shein	John J. Coane
Printed Name	Printed Name

CFO	President
Title	Title

Schedule 3.6(b)-1

Employee Plan

(a)The Employee Plan. Bank shall provide an Account program pursuant to and subject to the terms and conditions of this Schedule 3.6(b)-1 (the “Employee Plan”). Accounts issued under the Employee Plan shall be referred to as “Employee Plan Accounts” and, for purposes of this Schedule 3.6(b)-1, shall continue to be Employee Plan Accounts irrespective of any termination, retirement or other change of status of such Employee.

(b)Establishment of Employee Plan Accounts. Subject to the terms and conditions of this Schedule 3.6(b)-1, the Employee Plan shall be available to each Employee of Stage who (i) submits a completed application to Bank on a form specially designated by Bank as an Employee application (each, an “Employee Plan Account Application”); (ii) is identified by Stage as an Employee by inclusion in the data feed provided from Stage to Bank; and (iii) meets the Employee Plan Account Application Criteria (defined below). For purposes of this Schedule 3.6(b)-1, the term “Employee” shall mean any full-time or part-time employee of Stage (determined as of the time Bank reviews the Employee Plan Account Application), but specifically excluding all seasonal employees as designated by Stage.

(c)Fees. SSI and Bank agree that SSI shall pay [****] Dollars ($[****]) per Employee Plan Account opened under the Employee Plan.

(d)Applications for Employee Plan Accounts. Notwithstanding Section 3.5 of the Agreement, Employee-Applicants must submit Employee Plan Account Applications in order to qualify for the Employee Plan. For clarity, Employee Plan Account Applications shall be treated in a manner that is consistent with the treatment of mail-in applications for purposes of calculating the measurement periods, penetration rates and targets set forth on Schedule 1.3(e) and Schedule 3.5(e) of the Agreement. For further clarity, Employee Plan Account Applications that meet the criteria for a Valid Application as defined in Schedule 3.5(e) shall be considered Valid Applications for purposes of Schedule 3.6. If the Employee-Applicant satisfies the Employee Plan Account Application Criteria set forth in Section (e) of this Schedule 3.6(b)-1, below, then Bank shall issue an Employee Plan Account to such Employee-Applicant.

(e)Employee Plan Application Criteria. The “Employee Plan Account Application Criteria” shall be comprised of the following:

(i)The Employee-Applicant delivers to Bank an Employee Plan Account Application that includes all of the information requested by Bank in such application; and

(ii)Bank verifies the identity of the Employee-Applicant in accordance with its then- current policies and procedures and requirements of Applicable Law (e.g., US PATRIOT ACT); and

(iii)The Employee Plan Account Application passes the Bank’s then-current security screening procedures, including those required by Applicable Law and for detecting fraudulent applications; and

(iv)Bank’s underwriting of the Employee Plan Account satisfies requirements of Applicable Law including requirements of the CARD ACT and its implementing regulations (e.g., satisfaction of requirements regarding applicants for a credit card who have not attained the age of 21, consideration of the applicant’s ability to repay., etc.); and

(v)The Employee-Applicant accepts the terms and conditions of the Credit Card Agreement applicable to her/his Employee Plan Account.

(f)Plan Committee. The parties acknowledge and agree that the Plan Committee provisions set forth in Schedule 3.1 of the Agreement shall apply to the Employee Plan, subject to the specific provisions set forth in this Schedule 3.6(b)-1, including Section (h) of this Schedule 3.6(b)-1, which shall control. Without limiting the generality of the foregoing, Operating Procedures, including the Employee Plan Account Application Criteria shall be a Bank Matter.

(g)Treatment of Employee Plan Accounts. Except as otherwise provided in this Schedule 3.6(b)-1, each reference to “Account(s)” in the Agreement shall include “Employee Plan Account(s)” and the parties’ respective rights and obligations hereunder relative to the Plan shall also apply to the Employee Plan.

(h)	Term and Termination of the Employee Plan

(i)Bank and SSI acknowledge and agree to offer the Employee Plan subject to this Section (h) of this Schedule 3.6(b)-1.

(ii)Notwithstanding the foregoing, within thirty (30) days (before or after) August 13, 2016 and within thirty (30) days (before or after) each anniversary thereof during the Term, the Bank may notify SSI in writing of its desire to alter or discontinue the Employee Plan as a result of the profitability of the Employee Plan in accordance with the following procedure:

(x)Bank shall provide to the Plan Committee in writing Bank’s basis for altering the Employee Plan to address profitability of the Employee Plan, and the Plan Committee shall deliberate on Bank’s proposal(s). The Plan Committee shall endeavor to mutually agree upon the alteration or disposition of the Employee Plan, including the timing of such disposition.

(y)If the Plan Committee does not reach agreement on the alteration or disposition of the Employee Plan within thirty (30) days after the Plan Committee meeting in which the matter was discussed, then the parties shall follow the escalation process set forth in Section D of Schedule 3.1 to resolve the matter.

(z)If after the escalation process set forth in Section D of Schedule 3.1 has been exhausted and the parties have failed to agree to the terms of continuing the Employee Plan, the Employee Plan shall terminate and the parties shall cooperate in good faith to timely wind down the Employee Plan subject to Section (h)(iv) of this Schedule 3.6(b)-1.

(iii)	Notwithstanding anything in this Schedule 3.6(b)-1 or Schedule 3.1 to the contrary:
(A) Bank may discontinue the Employee Plan immediately by written notice on the basis of Bank’s belief that the continued offering of the Employee Plan violates Applicable Law (including any court or agency decisions and orders and staff interpretations and guidance from applicable regulatory agencies, all as determined by the reasonable opinion of Bank’s counsel) and (B) SSI may terminate the Employee Plan immediately by written notice to Bank on the basis of SSI’s belief that the continued offering of the Employee Plan violates Applicable Law (including any court or agency decisions and orders and staff interpretations and guidance from applicable regulatory agencies, all as determined by the reasonable opinion of SSI’s counsel).

(iv)Following the discontinuation or termination of the Employee Plan, in accordance with the terms of this Schedule 3.6(b)-1, the parties shall cooperate in good faith to timely wind-down the Employee Plan. At a minimum, following termination or discontinuation of the Employee Plan: Bank shall (A) cease accepting new Employee Plan Account Applications; (B) cease to approve new Employee Plan Accounts; and (C) continue to support Employee Plan Accounts opened under the Employee Plan prior to the discontinuation or termination of the Employee Plan in a manner that is consistent with the terms of the Agreement and Applicable Law.

Schedule 3.6(b)-2

Score Cut Plan

(a)The Score Cut Plan. Notwithstanding Section E(3)(a) of Schedule 3.1 of the Agreement, Bank shall provide an Account program pursuant to which Credit Cards will be made available to certain Applicants within lower credit score bands than otherwise required for approval by Bank pursuant to and subject to the terms and conditions of this Schedule 3.6(b)-2 (the “Score Cut Plan”). In no event shall Bank take into consideration the Score Cut Plan in establishing the terms of its standard underwriting criteria for the Plan. Accounts issued under the Score Cut Plan that would not be approved and issued in the absence of the Score Cut Plan shall be referred to as “Score Cut Plan Accounts”.

(b)Credit Limit for the Score Cut Plan. The initial credit limit for each Score Cut Plan Account will not exceed [****] dollars ($[****]), unless otherwise determined by Bank in its reasonable discretion.

(c)Treatment of Score Cut Plan Accounts. Except as otherwise provided in this Schedule 3.6(b)-2, each reference to “Account(s)” in the Agreement shall include Score Cut Plan Account(s) and the parties’ respective rights and obligations hereunder relative to the Plan shall also apply to the Score Cut Plan. Notwithstanding the foregoing, Score Cut Plan Accounts shall be excluded from the calculation of the Monthly Net Portfolio Yield and the Annual Portfolio Performance Bonus.

(d)Fees. SSI and Bank agree that Bank shall provide SSI a written, tiered pricing schedule (based on Applicant credit scores or another designation by Bank) for new Score Cut Plan Accounts opened by Bank, which pricing schedule Bank may modify no more than twice during each Plan Year, but in no event sooner than three (3) months after the immediately preceding modification, upon at least thirty (30) days prior written notice to SSI. The initial tiered pricing schedule for the Score Cut Plan is attached hereto as Attachment A. SSI shall notify Bank, in writing, of the pricing tiers in which it wishes to participate, if any, and Bank shall open new Score Cut Plan Accounts for qualifying Applicants within such tiers (i.e., each pricing tier corresponding to a separate credit score band); provided all other relevant application criteria has been satisfied. SSI shall pay Bank the applicable Score Cut Plan Account fee for each new Score Cut Plan Account opened in the tiers in which SSI agrees to participate.

If (i) SSI fails to provide notice to Bank of its election to participate in any pricing tier or (ii) SSI notifies Bank that it will not participate, in any current pricing tier, then Bank shall not approve or issue new Accounts pursuant to the applicable Score Cut Plan pricing tiers until such time as SSI notifies Bank of its election to participate in the applicable Score Cut Plan pricing tiers. If SSI desires to cease participation in any current pricing tier, then it will provide at least thirty (30) days prior written notice to Bank of such decision and upon the expiration of the thirty (30) days or the specific date set forth in such notice (whichever is later), Bank shall cease approving or issuing new Accounts pursuant to the applicable Score Cut Plan pricing tier(s) until such time as SSI notifies Bank of its election to participate in another one or more Score Cut Plan pricing tiers. For avoidance of doubt, the Score Cut Plan shall not be terminated if SSI declines to participate in one or more pricing tiers, unless otherwise terminated pursuant to Section (f) of this Schedule 3.6(b)-(2).

(e)Reporting. On a periodic basis, [****], Bank shall provide to SSI the following data for all Score Cut Plan Accounts in a mutually agreed format; provided that in each case the information is provided for each Score Cut Plan pricing tier:

(i)Number of new Score Cut Plan Accounts opened during the reporting period and program to date;

(ii)Net Sales on all Score Cut Plan Accounts during the reporting period and program to date;

(iii)Accounts Receivables for all Score Cut Plan Accounts at the end of the reporting period;

(iv)Average Fee per Score Cut Account and Total Fees for all Score Cut Plan Accounts during the reporting period and program to date;

Notwithstanding the foregoing reports set forth above in this subclause (e), Bank shall provide to SSI the following data ((v) - (viii) below in this subclause (e)) for all Score Cut Plan Accounts in a mutually agreed format; provided that in each case the information is provided (A) for each Score Cut Plan pricing tier; (B) with an indexed comparison (the methodology of which shall be mutually agreed to by the parties) to the same performance criteria for Accounts that are not Score Plan Accounts; and (C) at the same frequency that Bank conducts its pricing analysis:

(v)Plan Revenue (as defined in Attachment A to Schedule 6.1 of the Agreement) for all Score Cut Plan Accounts during the reporting period;

(vi)Plan Write-Offs (as defined in Attachment A to Schedule 6.1 of the Agreement) for all Score Cut Plan Accounts during the reporting period;

(vii)Applicable Plan Month Operating Expenses (as defined in Attachment A to Schedule 6.1 of the Agreement) for all Score Cut Plan Accounts during the reporting period; and

(viii)	SSI Monthly Net Portfolio Yield Payment (as defined in Attachment A to Schedule 6.1 of the Agreement) for all Score Cut Plan Accounts during the reporting period.

(f)	Term and Termination of the Score Cut Plan

(i)Bank and SSI acknowledge and agree to offer the Score Cut Plan subject to this Section (f) of this Schedule 3.6(b)-2.

(ii)	Notwithstanding anything in this Schedule 3.6(b)-2 or Schedule 3.1 to the contrary:
(A) Bank may discontinue the Score Cut Plan immediately by written notice on the basis of Bank’s belief that the continued offering of the Score Cut Plan violates Applicable Law (including any court or agency decisions and orders and staff interpretations and guidance from applicable regulatory agencies, all as determined by the reasonable opinion of Bank’s counsel) and (B) SSI may terminate the Score Cut Plan immediately by written notice to Bank for any reason, including on the basis of SSI’s belief that the continued offering of the Score Cut Plan violates Applicable Law (including any court or agency decisions and orders and staff interpretations and guidance from applicable regulatory agencies, all as determined by the reasonable opinion of SSI’s counsel).

(iii)Following the discontinuation or termination of the Score Cut Plan, in accordance with the terms of this Schedule 3.6(b)-2, the parties shall cooperate in good faith to timely wind down the Score Cut Plan. At a minimum, following termination or discontinuation of the Score Cut Plan Bank shall (A) cease accepting new Score Cut Plan Account Applications; (B) cease to approve new Score Cut Plan Accounts; and (C) continue to support Score Cut Plan Accounts opened under the Score Cut Plan prior to the discontinuation or termination of the Score Cut Plan in a manner that is consistent with the terms of the Agreement and Applicable Law.

Attachment A
To
Schedule 3.6(b)(2)

Pricing Tier	Cost per Account
Tier 1	$[****]
Tier 2	$[****]
Tier 3	$[****]